UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2020

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2020 Adaptimmune Therapeutics plc (the “Company”) promoted Elliot Norry, Chief Medical Officer, to its executive team effective from January 1, 2021.

In connection with his promotion, on December 16, 2020, Dr. Norry entered into an employment agreement (the “Employment Agreement”) with the Company’s U.S. subsidiary, Adaptimmune LLC (the “Employer”). Under the terms of the Employment Agreement, effective January 1, 2021, Dr. Norry will receive an annual base salary of $425,100, which may be modified by the Employer in its sole discretion. In addition to the base salary, Dr. Norry will be eligible to receive an annual discretionary bonus following the end of each calendar year that ends during his employment period when he serves as Chief Medical Officer (“Annual Bonus”), subject to: (i) objective criteria set forth by the Board or an authorized delegate thereof on an annual basis; and (ii) the overall performance of the Company. The initial target Annual Bonus effective from January 1, 2021 will be forty-five percent of Dr. Norry’s base salary. The Annual Bonus payment will be pro-rated for any partial year of service.

Dr. Norry will also be eligible to participate in the equity plans sponsored and/or maintained by the Company and its affiliates from time to time, in accordance with the terms of any such plans, at the sole and absolute discretion of the Company and the Board or the remuneration committee. On such date as the Board or the remuneration committee may determine and subject to the rules of the relevant equity plan and any applicable legal or regulatory requirements, Dr. Norry will be awarded market value options to acquire ordinary shares in the Company and RSU-style options to acquire ordinary shares in the Company on the condition that, at the time of the award of such stock options, Dr. Norry continues to serve as the Company’s Chief Medical Officer and remains employed by the Company and is not under notice of termination (given or received). The options will vest over a period of four years from the date of grant. The market value options will have an exercise price per ordinary share of not less than one sixth of the closing trading price of the Company’s American Depositary Shares on the last business day prior to the date of grant, translated from USD to GBP, and the RSU-style options will have an exercise price of £0.001 per ordinary share. Dr. Norry will also be entitled to additional employee benefits.

The Company may terminate Dr. Norry’s employment with or without cause and without notice, but Dr. Norry is required to provide at least 60 days’ advance written notice to the Company in order to terminate his employment. In the event of a termination of employment by the Company without cause or a resignation by Dr. Norry for good reason, upon a change of control, any portion of stock option awards that were granted and unvested as of the date of termination will vest and immediately become exercisable on the date of termination. Dr. Norry will also be entitled to payments under the Company’s executive severance policy in the event of a termination by the Company without cause or a resignation by Dr. Norry for good reason without a change of control and upon a change of control. In order to receive severance benefits under the policy, Dr. Norry is required to execute a release of claims in favor of the Company and comply with certain other post-employment covenants set forth in the Employment Agreement. The Employment Agreement also contains non-solicitation and non-competition provisions for a twelve month period as well as standard confidentiality provisions.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated as of December 16, 2020 by and between Adaptimmune, LLC and Elliot Norry

104	Cover page interactive data file (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: December 16, 2020	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary